Exhibit 99.1

FOR IMMEDIATE RELEASE

NIELSEN STUDY FINDS VIGGLE IMPROVES TV AD EFFECTIVENESS

Major Brand Sees Higher Brand Recall and Purchase Intent from TV and Viggle Platform Exposure

New York, NY – (July 24, 2014) – Viggle Inc. (NASDAQ:VGGL) (“Viggle”), the entertainment marketing and rewards platform today has released findings from its “Brand Effect Study” showing that exposure to TV advertisements seen on both television and the Viggle app resulted in higher brand recall.  The study concluded that Brand and Message Recall, Likeability, and Purchase Intent were higher for a campaign that took place in May, as a result of a TV advertising buy being extended to Viggle’s platform.

 “This study demonstrates that when a brand establishes a second screen media presence via the Viggle platform in conjunction with its TV spend, it drives higher awareness, stronger message recall and greater purchase intent among its key consumers,” said Kevin Arrix, Chief Revenue Officer of Viggle. “Furthermore, while we address this as 'second screen', it's worth noting that mobile device usage, while the television is on, is de facto in today's household. In order to ensure getting the in-home consumer's attention, brands have to distribute their messaging on both the TV and the mobile device."

As part of the commissioned study, Nielsen surveyed three groups of Viggle members that were defined as TV Only Exposed, Viggle Only Exposed and TV and Viggle Exposed. Those that watched and checked into a TV show where the ad aired, but were not served the ad in the app were defined as TV Only Exposed. A verified check in occurs when Viggle’s patented technology confirms that a user is watching a particular program by sampling and accurately matching the audio. Users that did not check into or watch a TV show where the ad aired, but had the opportunity to view the ad on Viggle were determined as Viggle Only Exposed. TV and Viggle Exposed users were Viggle users that watched and checked into a TV show where the ad aired and were also served the ad in the Viggle app.

Key findings from the study found that dual exposure to the ad on both TV and within the Viggle platform boosted resonance, resulting in a 39% increase in brand recall among TV and Viggle Exposed users (46%) versus TV Only Exposed users (33%).  Dual exposure also yielded a significant uptick in likeability and interest in the creative with users expressing interest to purchase. The 20% of TV and Viggle Exposed users who were interested in purchasing the product seen in the advertisement was nearly double the number of TV Only users (12%), who felt similarly.

Other key findings from the study include:

●	Forty percent of TV and Viggle users were able to recall the ad, brand and message of the TV ad in comparison to 25% of TV Only users

●	Positive Likeability was higher among TV and Viggle users at 46% compared to 37% among TV Only users

●	Once respondents recalled the ad, 87% of TV and Viggle exposed users were able to recall the correct brand compared to 79% of TV Only users

About Viggle

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle mobile app has over 5 million users. Since its launch, Viggle members have redeemed nearly $19 million in rewards for watching their favorite TV programs and listening to music. Members can also use The Viggle Store, a rewards destination where they can redeem their Viggle Points for music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; Dijit Media, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact
DKC Public Relations
Paris Tyler
212 981 5162
paris_tyler@dkcnews.com

Investor Relations Contact
Viggle Inc.
John C. Small
646 738 3220
john@viggle.com

IRTH Communications
Robert Haag, 1-866-976-4784
Managing Partner
VGGL@irthcommunications.com